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EXHIBIT (a)(2)

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
OFFER TO EXCHANGE OPTIONS
ELECTION FORM

To interWAVE Communnications International, Ltd. ("interWAVE"):

    I have received (i) the Offer to Exchange; (ii) the memorandum from Priscilla Lu dated July 12, 2001; (iii) this Election Form and (iv) the Notice to Change Election From Accept to Reject (together, as they may be amended from time to time, constituting the "Offer"), offering eligible employees the opportunity to exchange outstanding stock options ("Old Options") granted after August 1, 1999, under the interWAVE 1999 Option Plan (the "1999 Option Plan") and the interWAVE 2001 Supplemental Stock Plan (the "2001 Supplemental Stock Plan") for new options ("New Options") to be issued under the 1999 Option Plan, the 1999 Option Plan For French Employees and the 2001 Supplemental Stock Plan. This offer expires at 9:00 p.m. Pacific Daylight Time on August 8, 2001.

    By signing below, I understand and acknowledge that:

    (a) I have read, understand and agree to all of the terms and conditions of the Offer.

    (b) Tendering the Old Options by following the procedure described in the Offer to Exchange and in the instructions to this Election Form will constitute my acceptance of the terms and conditions of the Offer. InterWAVE's acceptance for exchange of Old Options tendered in accordance with the Offer will constitute a binding agreement between interWAVE and me upon the terms and conditions of the Offer.

    (c) Upon interWAVE's acceptance of the Old Options for exchange, this Election Form will serve as an amendment to the option agreement(s) covering the Old Options that I am tendering.

    (d) All New Options will be subject to the terms of the Offer to Exchange; the 1999 Option Plan, the 1999 Option Plan for French Employees, the 2001 Supplemental Stock Plan and a new option agreement between interWAVE and me, and all applicable laws and regulations.

    (e) For each option I elect to cancel, I lose my right to purchase all outstanding unexercised shares under that option after the date of cancellation.

    (f) Old Options that are currently incentive stock options will be exchanged for New Options that are incentive stock options to the maximum extent they qualify under the tax laws on the date of grant. Old Options that are current nonqualified stock options, or that, as of the date of grant, cannot qualify as incentive stock options, will be exchanged for New Options that are nonqualified stock options.

    (g) The New Options I will receive will not be granted until February 12, 2002 or, if the Offer is extended, the first business day that is six months and one day after the Old Options I am tendering are accepted for exchange and cancelled. I understand that there is a possibility that the exercise price of the New Options could be higher than the exercise price of the Old Options.

RETURN TO SHANNYN MCSHEFFREY NO LATER THAN
9:00 P.M. PACIFIC DAYLIGHT TIME ON AUGUST 8, 2001 VIA FACSIMILE AT (650) 321-6218 OR HAND DELIVERY
INTERWAVE WILL SEND AN E-MAIL CONFIRMATION WITHIN 48 HOURS OF RECEIPT

    (h) I must be an employee of interWAVE or one of its subsidiaries and otherwise be eligible under the 1999 Option Plan, the 1999 Option Plan for French Employees or the 2001 Supplemental Stock Plan on the the date the New Options are granted in order to receive New Options. I understand the possible loss of my cancelled stock options if employment is terminated for any reason before February 12, 2002.

    (i) All of the Old Options that I am tendering represent all of the common stock covered by each Old Option that I am tendering. I also understand that if I elect to cancel any Old Options, all Options granted in the six months prior to cancellation i.e., on or after February 9, 2001, will also be cancelled and replaced with New Options.

    (j) Under certain circumstances described in the Offer to Exchange, interWAVE may terminate or amend and postpone its acceptance and cancellation of any Old Options tendered for exchange. In this event, I understand that the Old Options delivered with this Election Form but not accepted will be returned to me at the address indicated below.

    (k) interWAVE has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

    (l) Participation in the Offer will not be construed as a right to my continued employment with interWAVE or any of its subsidiaries for any period and my employment with interWAVE or any of its subsidiaries can be terminated at any time by me or interWAVE (or one of interWAVE's subsidiaries, as applicable), with or without cause or notice, subject to the provisions of local law.

    (m) All authority in this Election Form will survive my death or incapacity, and all my obligations in this Election Form will bind my heirs, personal representatives, successors and assigns.

    Subject to the above understandings and acknowledgements, I would like to participate in the Offer as indicated below. I have read and followed the instructions attached to this form.

    Please check the box and note the grant date and grant number of each stock option grant with respect to which you agree to have such grant and all stock option grants since February 9, 2001 cancelled and replaced pursuant to the terms of this Election Form.

    You may change the terms of your election to tender options for exchange by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the cutoff date of 9:00 p.m. Pacific Daylight Time, August 8, 2001.

       Yes, I wish to tender for exchange each of the options specified below (and on any additional sheets which I have attached to this form), along with all options granted on or after February 9, 2001:

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to Be Cancelled)

       I have attached an additional sheet listing my name and any additional grants I wish to cancel.

I understand that all of these options will be irrevocably cancelled on August 9, 2001.

Employee Signature	National Insurance/Social Security/National ID/Tax File Number
Employee Name (Please Print)	E-mail Address	Date and Time

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INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. OFFER TO EXCHANGE OPTIONS ELECTION FORM